UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
AMENDING

Date of report (Date of earliest event reported): January 31, 2008

RUSSOIL CORPORATION

(Exact name of Registrant as specified in its charter)

Nevada	333-136614	20-5022973
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No)

Vozdizhenka Str. 4/7
103009
Moscow, Russia
(Address of principal executive offices)

011 7 4812 6789 12
(Registrant's Telephone Number, Including Area Code)

230 Park Avenue, New York, New York 10169
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors;
Appointment of Principal Officers.

On January 31, 2008, we receive a letter from Silvestre Hutchinson, resigning his position as Director of the Company. No reason was stated in his letter of resignation. Also, he released Viktor Ekimov from a Voting Agreement.

Mr. Ekimov is the beneficial owner, in the aggregate of 110,000,000 shares of our common stock (approximately 52%). Mr. Hutchinson had previously been the sole officer and director of the Company had entered into a Voting Agreement that allowed each of them to designate others or themselves to be directors of the Company. The Voting Agreement also required the members of the Board appointed by them to act jointly with regard to certain corporate actions. As a result, Mr. Ekimov will control, in the aggregate approximately 52% of the outstanding shares of our common stock. Accordingly, Mr. Ekimov has control over matters requiring a vote of our shareholders. This concentration of ownership could also have the effect of delaying or preventing a change in control or discouraging a potential acquiree from attempting to obtain control of us, which in turn could have a material adverse effect on the market price of the common stock or prevent our shareholders from realizing a premium over the market price for their shares of our common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be singed on its behalf by the undersigned hereunto duly authorized.

Date: February 1, 2008	RUSSOIL CORPORATION
(Registrant)

By: /s/ Evgeny Bagay
Name: Evgeny Bagay
Title: Chief Executive Officer,
and Director